Exhibit 14
Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Providers” and "Independent Registered Public Accounting Firm" in the combined Prospectus/Proxy Statement for TS&W/Claymore Tax Advantaged Balanced Fund and Rydex | SGI Municipal Fund and the incorporation by reference of our report dated February 24, 2011 on the December 31, 2010 financial statements of the TS&W/Claymore Tax-Advantaged Balanced Fund in the Registration Statement on Form N-14 filed with the Securities and Exchange Commission under the Securities Act of 1933.

/s/ERNST & YOUNG LLP

Chicago, Illinois
September 14, 2011